[RMS B & G LOGO]                                         Park 80 West, Plaza One
CERTIFIED PUBLIC ACCOUNTANTS                              Saddle Brook, NJ 07663
                                                                Tel 201-487-8383
                                                                Fax 201-490-2080
                                                           E-mail cpas@rmsbg.com
                                                           Website www.rmsbg.com
                                                                  Other offices:
                                                                  Woodbridge, NJ
March 31, 2005                                                      New York, NY
ACS Holdings, Inc.
7658 Municipal Drive
Orlando, Florida 32819


Dear Sirs:

We have not been able to obtain from third parties certain bank, legal, vendor and transfer agent confirmations that we have requested in connection with our audit of your financial statements for the year ended December 31, 2004 and will need more time to obtain this data and/or perform alternative audit procedures. Rotenberg Meril Solomon Bertiger & Guttilla, P.C. has a reasonable expectation of obtaining the requested third party confirmations and/or completing alternative audit procedures within fifteen calendar days after the date hereof.

This letter is provided to you pursuant to Rule 12b-25(c) under the Securities Exchange Act of 1934, as amended, in connection with the Company's filing with the Securities and Exchange Commission of Form 12b-25. Rotenberg Meril Solomon Bertiger & Guttilla, P.C. hereby consents to the filing of this letter as an exhibit to such Form 12b-25.


/S/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.